Exhibit 5.1

555 South Flower Street  ●  Fiftieth Floor  ●  Los Angeles, California 90071.2452

Telephone: +1.213.489.3939  ●  jonesday.com

March 4, 2025

Mullen Automotive Inc.
1405 Pioneer Street
Brea, California 92821

Re:	Registration Statement on Form S-1 filed by Mullen Automotive Inc.

Ladies and Gentlemen:

We have acted as counsel for Mullen Automotive Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a continuous or delayed basis, of (i) up to 10,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (a) shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of the Company’s convertible notes, in the form of Exhibit A to each of the Securities Purchase Agreement, dated as of May 14, 2024, and the Securities Purchase Agreement dated as of January 23, 2025 (each, a “Purchase Agreement” and together, the “Purchase Agreements”), by and among the Company and the investors listed on the respective Buyer Schedules attached thereto (the “Notes”) and (b) shares of Common Stock (the “Warrant Shares” and, together with the Conversion Shares, the “Shares”) issuable upon the exercise of warrants (the “Warrants”), in the form of Exhibit B to each Purchase Agreement, and (ii) the associated preferred stock purchase rights which may be issued to holders of the Shares (the “Rights” and, together with the Shares, the “Securities”), in each case, by the selling stockholders identified in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Conversion Shares, when issued by the Company upon conversion of the Notes pursuant to the terms and conditions of the Notes, will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares, when issued by the Company upon exercise of the Warrants and full payment of the exercise price pursuant to the terms and conditions of the Warrants and the applicable Purchase Agreement, will be validly issued, fully paid and nonassessable.

3.	When issued in accordance with the Rights Agreement, dated as of May 1, 2024, between the Company and Continental Stock Transfer & Trust Company, as rights agent (as amended, the “Rights Agreement”), the Rights will constitute valid and binding obligations of the Company.

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Mullen Automotive Inc.

March 4, 2025

With regard to our opinions above, we have assumed that the resolutions authorizing the Company to issue and deliver the Securities will remain in full force and effect at all times at which the Securities are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion set forth in paragraph 3 above, we have assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Mullen Automotive Inc.

March 4, 2025

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day